Exhibit 10.19

English translation

Exclusive Business Cooperation Agreement

The Exclusive Business Cooperation Agreement (“this Agreement”) is entered into by the following parties in Shanghai, China on January 6, 2021:

Party A: Qizhi (Shanghai) Network Technology Co., Ltd.

Address: Building C, No.888, Huanhu West Second Road, Lingang New Zone, China (Shanghai) Pilot Free Trade Zone

Party B: Shanghai Wonder Education Co., Ltd.

Address: Room 175, 1/F, Block 1, No.588 Zixing Road, Minhang District, Shanghai

Party A and Party B may be referred to individually as a “Party” or collectively as the “Parties”.

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in the People’s Republic of China (“the PRC”) and has the necessary resources to provide technical and consulting services;

2.

Party B is a domestic company registered in the PRC, and its business scope is as follows: Licensed Items: Radio and TV program production and operation; Category I value-added telecommunications services; Publications retail; Performance broker; Publications wholesale; Internet information service; Category II value-added telecommunications services; Basic telecommunications services; Technology import and export (For the items subject to approval according to laws, the relevant operation activities can be carried out only with the approval of relevant authorities. The specific items shall be subject to the approval documents or permits of the relevant departments.) General Items: Technology development, technology transfer, technology consultation, technology service, technology promotion and technology exchange in the fields of education science and technology, Internet science and technology, culture science and technology, information technology and computer science and technology; Organization of cultural and artistic exchange activities; Copyright agency; Conference and exhibition services; Information system integration service; Advertising design, agency; Advertisement publishing (other than broadcasting stations, television stations, newspapers and periodicals); Advertising production; Market research (the Company is prohibited from engaging in social research, social survey, public opinion survey, and public opinion poll); Human resources services (excluding job intermediary activities and labor dispatch services); Culture and art counseling; Sales of daily necessities, stationery, cultural supplies, mother and baby supplies. (Except for the projects subject to approval according to law, the Company independently carries out business activities according to law with the business license).

3.

Party A agrees to provide Party B with exclusive technical support, business support, business consulting and other services during the term of this Agreement by leveraging its advantages in technology, personnel and information, and Party B agrees to accept the exclusive services provided by Party A or its designated party in accordance with the terms of this Agreement.

Therefore, Party A and Party B reach the following agreement after negotiation:

1.    Service Provision of Party A

1.1

Party B hereby entrusts Party A to provide Party B with comprehensive business support, technical services and consulting services as an exclusive service provider during the term of this Agreement in accordance with the terms and conditions of this Agreement, which include all the services within Party B’s business scope determined by Party A from time to time, including but not limited to the following: technical services, personnel training, network support, business consulting, intellectual property license, equipment or office leasing, market consulting, system integration, product research and development and system maintenance, etc.

1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, without the prior written consent of Party A, Party B shall not accept any consultation and/or services provided by any third party or establish any partnership with any third party for the matters stated in this Agreement during the term of this Agreement. Party A may designate any other party to provide Party B with the consultation and/or services set forth in this Agreement (the designated party may sign certain agreements stated in Article 1.3 of this Agreement with Party B).

1.3	Service provision mode

1.3.1

Party A and Party B agree that during the term of this Agreement, the two parties may enter into further technical service agreements and consulting service agreements directly or through their respective affiliates to stipulate the specific contents, methods, personnel and charges of certain technical services and consulting services.

1.3.2

For the performance of this Agreement, Party A and Party B agree that during the term of this Agreement, the two parties may enter into intellectual property (including but not limited to: software, trademark, patent and technology secret) license agreements directly or through their respective affiliates, based on which, Party B is allowed to use the related intellectual property of Party A for its business needs at any time.

1.3.3

For the performance of this Agreement, Party A and Party B agree that during the term of this Agreement, the two parties may enter into equipment or plant leasing agreements directly or through their respective affiliates, based on which, Party B is allowed to use the related equipment or plant of Party A for its business needs at any time.

2.    Service Fee Calculation and Payment Method

The parties agree that Party A shall bill Party B on a quarterly basis at the price agreed upon by both parties according to the amount of work and commercial value of the technical services provided to Party B, and Party B shall pay the corresponding consulting service fee to Party A on the date and amount specified in the bill. Party A shall have the right to adjust at any time the standard of the consulting service fee according to the quantity and content of the consulting services provided to Party B.

Party B shall provide Party A with the financial statements of the year and all the business records, business contracts and financial information necessary for the issuance of the financial statements within fifteen (15) days after the end of each fiscal year. If Party A questions the financial information provided by Party B, it may appoint a reputable independent accountant to audit the relevant information, and Party B shall provide active cooperation.

3.    Intellectual Property and Confidentiality

3.1

Party A shall have the exclusive ownership, rights and interests in all the rights, titles, interests and intellectual property (including but not limited to copyright, patent, patent application right, trademark, software, technical secrets, trade secrets and others) generated or created out of the performance of this Agreement, whether developed by Party A or Party B.

3.2

The parties confirm that any oral or written information exchanged with each other in connection with this Agreement shall be considered confidential information. Each party shall keep all the those information confidential and shall not disclose any confidential information to any third party without the prior written consent of the other party, except for the following information: (a) Any information known or expected to become known to the public (provided that it is not disclosed to the public by one of the receiving parties); (b) any information required to be disclosed under the applicable laws or rules or requirements of stock exchange; or (c) the information to be disclosed by any party to its legal or financial advisers in connection with the transactions contemplated under this Agreement, provided that such legal or financial advisers shall be subject to the confidentiality obligations similar to those in this Article. The disclosure of any confidential information by the staff or organization employed by any party shall be deemed as the disclosure of confidential information by such party, which shall be held legally liable for the breach of this Agreement. This Article shall survive upon the termination of this Agreement for any reason.

3.3	The Parties agree that this Article shall remain in force regardless of whether this Agreement is modified, rescinded or terminated.

4.    Representations and Warranties

4.1	Party A hereby makes the following representations and warranties:

4.1.1	Party A is a company duly incorporated and validly existing under the laws of China.

4.1.2

Party A executes and performs this Agreement as a legal person and within its business scope; Party A has taken necessary corporate actions, obtained necessary authorizations and obtained the consent and approval of the third party and government authorities; and it has not violated the legal and other restrictions binding on or affecting it.

4.1.3	This Agreement constitutes a legal, effective and binding obligation to it and is enforceable in accordance with the terms of the Agreement.

4.2	Party B hereby makes the following representations and warranties:

4.2.1

Party B is a company duly incorporated and validly existing under the laws of China, and engages in businesses within the current business scope with the approval of the relevant Chinese government authorities.

4.2.2

Party B executes and performs this Agreement as a legal person and within its business scope; Party B has taken necessary corporate actions, obtained necessary authorizations and obtained the consent and approval of the third party and government authorities; and it has not violated the legal and other restrictions binding on or affecting it.

4.2.3	This Agreement constitutes a legal, effective and binding obligation to it and is enforceable in accordance with the terms of the Agreement.

4.2.4

Party B confirms that as of the execution of this Agreement, no third party has exclusively provided the same or similar services as provided by Party A to Party B and/or its controlled subsidiaries (if any).

5.    Effectiveness and Validity Period

This Agreement is signed on the date set forth above and shall take effect on the signing date. This Agreement shall remain in force and effect unless terminated earlier in accordance with the provisions of this Agreement or other agreements separately signed by both parties, or terminated as required by applicable Chinese laws and regulations.

6.     Termination

6.1

During the term of this Agreement, Party B shall not terminate this Agreement prior to its expiration unless Party A commits serious negligence or fraud to Party B. However, Party A shall have the right to terminate this Agreement at any time by giving a written notice to Party B 30 days in advance.

6.2	The rights and obligations of the two parties under Articles 3, 7 and 8 shall remain effective upon the termination of this Agreement.

7.    Applicable Laws and Dispute Resolution

7.1	The conclusion, effectiveness, interpretation, performance, modification, termination and dispute resolution of this Agreement shall be subject to the laws of China.

7.2

Any dispute in connection with the interpretation and performance of this Agreement shall be first resolved by the Parties through negotiation in good faith. If the Parties fail to reach consensus on the dispute resolution in 30 days after any party provides request to the other party to resolve the dispute through friendly negotiation, any party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules in force. The place of arbitration shall be in Shanghai, and the arbitration language shall be Chinese. The arbitration award shall be final and binding on the Parties.

7.3

When any dispute arising out of the interpretation and performance of this Agreement is under arbitration, except for the issue in dispute, the two parties shall continue to exercise their rights and perform their obligations under the Agreement.

8.    Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, liability or expense arising from or in connection with any lawsuit, claim or other demand against Party A due to the consultation and services provided by Party A to Party B at the request of Party B, unless such loss, damage, liability or expense is caused by gross negligence or willful misconduct of Party A.

9.    Notice

9.1

All notices and other communications required or given under this Agreement shall be delivered by hand, registered mail (with postage prepaid) or commercial courier service or by facsimile to the following addresses of the Parties. A further confirmation shall be sent by email for each notice. The notice shall be deemed as effectively served as of the following dates:

9.1.1

When delivered by hand, commercial courier service or registered mail (with postage prepaid), it shall be deemed as effectively served on the date when the notice is delivered to or rejected at the destination of the notice.

9.1.2	When delivered by facsimile, it shall be deemed as effectively served on the date when successfully sent (as proved by the automatically generated transmission confirmation information).

9.2	For the purpose of notice, the addresses of the Parties are as follows:

Party A: Qizhi (Shanghai) Network Technology Co., Ltd.

Attn: Zhiying Xiao

Address: Building C, No.888, Huanhu West Second Road, Lingang New Zone, China (Shanghai) Pilot Free Trade Zone

Email: ***

Party B: Shanghai Wonder Education Co., Ltd.

Attn: Zhiying Xiao

Address: Lane 799, Dangui Road, Pudong New Area, Shanghai

Email: ***

9.3	Any party may at any time change its notice service address by giving notice to the other party in accordance with this Article.

10.    Transfer

10.1	Without the prior written consent of Party A, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2

Party B agrees that Party A may transfer its rights and obligations hereunder to the third party by giving a prior written notice to Party B, but does not need to obtain Party B’s consent for such transfer.

11.    Severability

If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way. The Parties shall seek to replace the invalid, illegal or unenforceable provisions with those which are legally permissible and effective to the maximum extent desired by the Parties through consultations in good faith, provided that the economic effects of such effective provisions shall be as similar as possible to those of ineffective, illegal or unenforceable provisions.

12.    Amendment and Supplement

Any amendment and supplement to this Agreement shall be made in written form. The amendments and supplements to this Agreement signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

13.    Language and Duplicates

This Agreement shall be in Chinese and executed in duplicate, with each party holding one copy each, and each copy shall have the same legal effect.

(Signature page below)

There is no text in this page, which is the signature page of the Exclusive Business Cooperation Agreement.

Party A:

Qizhi (Shanghai) Network Technology Co., Ltd. (Seal)

/s/ Qizhi (Shanghai) Network Technology Co., Ltd.

Legal representative: Zhiying Xiao

Party B:

Shanghai Wonder Education Co., Ltd. (Seal)

/s/ Shanghai Wonder Education Co., Ltd.

Legal representative: Jianjun Yu